SEPARATION AGREEMENT AND

                                 GENERAL RELEASE
                                 ---------------





          This SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is entered into by and between Joe Harris ("Employee") and Brightcube, Inc. (hereinafter "Brightcube" or the "Company").

                              W I T N E S S E T H:

          WHEREAS, Employee's active employment with Brightcube will cease effective January 15, 2001 and his employment will end on February 28, 2001 (the "Separation Date");

          WHEREAS, during the period of January 16, 2001 through, but not after, February 28, 2001 Employee will be on an unpaid leave of absence and will not receive benefits of any kind or vesting credit during such leave; and

          WHEREAS, the parties desire to set forth the terms and conditions of Employee's separation from Brightcube and resolve all issues between them;

          NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

          A. Brightcube agrees (provided that the Agreement has not been validly revoked by Employee under Section B.11 of this Agreement) as follows:

               1. That it will pay Employee his current base salary and any accrued but unused vacation through, but not after, January 31, 2001, less applicable deductions and withholdings for federal, state and local government taxes and withholdings.

               2. That it will forgive Employee's obligation to repay the Company any of Employee's $25,000.00 pre-paid signing bonuses.

               3. That it has paid Employee the entire amount of his fourth quarter MBO, which equals $12,500.00.

               4. That it will reimburse Employee for unbilled expenses upon submission of receipts and all proper documentation in accordance with Company policy, provided such documentation is provided upon the execution of this Agreement. Company will reimburse Employee within five (5) days of the receipt of this documentation.

               5. That the Company forever fully releases and discharges Employee and covenants not to sue or otherwise institute or cause to be instituted or in any way to participate in legal or administrative proceedings against Employee in any matter, including, without limitation any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity or otherwise, from the beginning of time up through the date Employee executes this Agreement, but excluding claims relating to or arising from actions or omissions by Employee that constitute willful misconduct or relating to the terms of the Proprietary Information and Inventions Agreement signed by Employee on September 5, 2000 (hereinafter the "Released Claims Against Employee").


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               6.     Company  understands  that  Section  A.5 above pertains to
Released Claims Against Employee, whether known to it or not. California Civil Code section 1542 provides: "A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected this settlement with the debtor." The Company agrees to waive its rights under section 1542 and affirms its intention that the Released Claims Against Employee under Section A.5 of the Agreement includes those Released Claims unknown to it.

     B.     Employee  agrees  as  follows:

               1. That his active employment with Brightcube ceased effective January 15, 2001.

               2. That he will be granted unpaid leave status from January 16, 2001 through, but not after, February 28, 2001 and that he will not be entitled to receive benefits, including, but not limited to, the vesting of any stock options or otherwise, during such leave period with the exception of maintaining current medical benefits with the Lifeguard plan as described on B.4.

               3. That he will not perform any services for Brightcube during such leave period.

               4. That he further understands that all of his employment benefits from Brightcube ceased January 15, 2001, except for his current medical coverage plan with LifeGuard which will expire on March 31, 2001.

               5. That his employment shall forever terminate upon the expiration of such leave period on February 28, 2001.

               6. That he has been paid for all wages, earned but unused vacation and other compensation through January 31, 2001. This includes two (2) weeks of severance pay that Employee would not otherwise have been entitled to, but for the execution of this Agreement.

               7. That he is signatory to a Proprietary Information and Inventions Assignment Agreement dated September 5, 2000, and has obligations thereunder following the Separation Date. A copy of the Proprietary Information and Inventions Agreement is attached and made a part hereof.


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               8.     That  as  of  the  execution  of  this Agreement, Employee represents that he has returned to the Company all papers, files and other documents and property of the Company and all papers, files and other documents relating to or obtained in connection with his employment with the Company, excepting only (i) Employee's personal copies of records relating to his compensation; (ii) his personal copies of Proprietary Information and Inventions Assignment Agreement signed by him; and (iii) his copy of this Agreement.

               9. To forever fully release and discharge Brightcube, PhotoLoft, and each and all of their past and current subsidiaries, affiliates, employees, board members, consultants, and representatives, and covenant not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of Brightcube orPhotoLoft) legal or administrative proceedings against Brightcube or PhotoLoft or their past or current subsidiaries, affiliates, employees, or agents with respect to any matter including, but not limited to, any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity or otherwise, from the beginning of time up through the date Employee executes this Agreement.

               10. That he is waiving any rights he may have had or now has to pursue any and all remedies available to him under any employment-related cause of action against Brightcube, PhotoLoft or their past and current employees, board members, affiliates and agents from the beginning of time through the date Employee executes this Agreement including, without limitation, CLAIMS RELATING TO ANY AND ALL STOCK OPTIONS PREVIOUSLY GRANTED, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, violation of the provisions of the Employee Retirement Income Security Act and any other laws and regulations relating to employment. Employee further acknowledges and expressly agrees that he is waiving any and all rights he may have had and now has to pursue any claim of discrimination including, but not limited to, any claim of discrimination based on sex, age, race, national origin or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866 and all other state and federal laws and regulations relating to employment.

               11. That by entering into this Agreement (i) Employee is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration for this release; (iii) he has been advised to consult with an attorney before signing this Agreement, and has done so; and
(iv) he has had the opportunity to evaluate the terms of this Agreement since at least January 11, 2001, after being informed he had at least twenty-one (21) days prior to his execution of the Agreement to do so. Employee further acknowledges that he has seven (7) days from the date he signs this Agreement within which he can rescind this Agreement and that Brightcube's obligations under this Agreement, including, without limitation, under Section A, shall not be enforceable against it until the eighth day after Employee has signed this Agreement. Employee also understands that this Agreement will not be enforceable against Brightcube if he rescinds this Agreement within the seven-day period.

               12. That Employee understands that this Release of Claims extinguishes all claims, whether known to him or not. California Civil Code section 1542 provides that unless he specifically agrees to release claims he does not know about, they will not be released by the release provisions in Section B of this Agreement. Section 1542 states: "A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected this settlement with the debtor." Employee agrees to waive any rights under section 1542; affirm his intention to release claims that are both known and unknown to him, and he hereby releases Brightcube and PhotoLoft and their employees, board members, affiliates and agents from all such known and unknown claims.


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               13.     That neither Employee nor the Company will, except as may
be mandated by statutory or regulatory requirements, disclose to others the fact of this settlement or one or more of the terms of the Agreement, except to their respective counsel or accountant to the extent such disclosure is necessary to achieve the purpose for seeking their counsel, or as otherwise required by law. Employee and Company understand that strict compliance with this Section is a material consideration for this Agreement and any violation would cause irreparable harm warranting injunctive relief, without the posting of an undertaking or bond.

               14. That he has read and understands the foregoing Separation Agreement and General Release and affixes his signature hereto voluntarily.

          C.     The  parties  further  agree  as  follows:

               1. That the Company will, upon adopting a Stock Option/Issuance Plan in 2001 and receiving stock holder approval, grant you an option, which shall be immediately vested and exercisable, to purchase 30,137
                                                                          ------
shares of common stock of the Company, at the per share fair market value at the time of the grant (the "Option"). The Option will be subject to the terms of the Stock Option/Issuance Plan 2001(the "Plan"), except that you shall have three (3) months after effective notice of the Option grant within which to exercise the Option. "Effective notice of the Option" shall be the tenth (10th) calendar day after the date the Company mails to you the Notice of Grant and the Stock Issuance Agreement. The Option will be non-qualified and the Company will attempt, in good faith, to issue non-restricted stock.

               2. Employee hereby promises and agrees that he will not disparage the Company or any of its current or past officers or board members. The officers and board members of the Company promise and agree that each of them will not disparage Employee.

               3. That the waiver each has made and the terms each has agreed to herein are knowing, conscious and with full appreciation that each of them is forever foreclosed from pursuing any of the rights so waived. The parties further acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.


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               4.     That  any  controversy  between the parties hereto arising out of or involving the construction or application of any terms or conditions of this Agreement, or any agreement referred to herein, will be submitted to and settled by final and binding arbitration at a location in California to be agreed upon by the parties or, in the absence of agreement, to be selected by the American Arbitration Association ("AAA") in California in accordance with its rules. Such arbitration shall be conducted by AAA in accordance with the rules of AAA then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any arbitration under the Agreement, the party seeking arbitration will request a list of nine (9) arbitrators from the AAA. After the parties have received a list of potential arbitrators, they will make a good faith effort to agree on the selection of an arbitrator to resolve said dispute. If the parties are unable to reach an agreement on the selection of the arbitrator on or before thirty (30) days following receipt of the list of arbitrators, they will toss a coin and the loser of the coin toss will strike one arbitrator's name, then the winner of the coin toss will strike one arbitrator's name; the process of elimination will continue until one arbitrator's name remains. That individual will then serve as the sole arbitrator. THIS ARBITRATION WILL BE IN LIEU OF ANY CIVIL ACTION AND THE PARTIES UNDERSTAND AND EXPRESSLY AGREE THAT THEY ARE EACH WAIVING THEIR RIGHTS TO A JURY TRIAL.

               5. That nothing contained in this Agreement shall constitute or be treated as an admission by Brightcube or Employee of liability, of any wrongdoing or of any violation of law.

               6. That if any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.

               7. That this Agreement shall bind and benefit Employee's heirs, executors, administrators, successors, assigns and each of them; it shall also bind and benefit Brightcube and its respective heirs, executors, administrators, successors and assigns.

               8. That this Agreement shall be construed and interpreted in accordance with the laws of that State of California. This Agreement shall be interpreted in accordance with its plain meaning and not for or against either party.

               9. This Agreement may be executed in counterparts and facsimile signatures of the parties shall have the same effect as original signatures.

               10. This Agreement is the result of negotiation between the parties, by their counsel, it represents the entire agreement between the parties with respect to the subject matter thereof, and it supersedes all previous oral or written agreements or understandings with respect to such subject matter.


                                                   /s/  Joe  Harris
                                                   -----------------------------
Dated:  February  19,  2001                        Joe  Harris/Employee


                                                   /s/  Al Marco
                                                   -----------------------------
Dated:  February  19,  2001                        Brightcube


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